As filed with the Securities and Exchange Commission on October 27, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINION GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1732155
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of principal executive offices, including zip code)

Affinion Group Holdings, Inc. 2015 Equity Incentive Plan

(Full title of the plan)

Brian J. Fisher

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-8115

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 (“Common Stock”)
Common Stock underlying existing options	887,500	$13.97(2)	$12,398,375.00(2)	$1,436.97
Common Stock underlying existing restricted stock units	20,040	$13.97(3)	$279,958.80(3)	$32.45
Common Stock reserved for future awards	102,830	$13.97(3)	$1,436,535.10(3)	$166.50
Totals:	1,010,370	N/A	$14,114,868.90	$1,635.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable under the Affinion Group Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to 457(h) under the Securities Act. The price of $13.97 per share represents the exercise price of the options pursuant to the Form of Non-Qualified Stock Option Award Agreement.
(3)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act. The price for the 20,040 shares of Common Stock underlying the existing restricted stock units under the 2015 Plan and the 102,830 shares of Common Stock reserved for future awards under the 2015 Plan being registered hereby is based on a price of $13.97 per share, which is the book value of the Common Stock computed as of October 26, 2016, since there is no market for the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Affinion Group Holdings, Inc. (the “Registrant”) will provide all participants in the Affinion Group Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Registration Statement on Form 10 (File No. 000-55577), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), originally filed with the Commission on January 29, 2016, as amended by Amendment No. 1 filed on March 10, 2016, as further amended by Amendment No. 2 filed on April 1, 2016, including the description of the Common Stock contained therein and any amendment or report filed for the purpose of updating such description.

(b)	The Registrant’s (i) Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (File No. 000-55577) filed with the Commission on April 28, 2016; (ii) Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (File No. 000-55577) filed with the Commission on July 27, 2016; and (iii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 (File No. 000-55577) filed with the Commission on October 27, 2016.

(c)	The Registrant’s Current Reports on Form 8-K (File No. 000-55577) filed with the Commission on March 25, 2016, May 4, 2016, May 12, 2016, June 2, 2016, June 6, 2016, July 22, 2016, August 1, 2016 and October 4, 2016.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 12 with respect to the Registrant, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant may, in its discretion, similarly indemnify its employees and agents.

The Registrant’s by-laws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, the Registrant’s organizational documents relieve its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers of the Registrant and its subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant or its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Fourth Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc., filed in the State of Delaware on November 9, 2015 (incorporated by reference to Exhibit 3.1 to Affinion Group Holdings, Inc.’s Current Report on Form 8-K filed with the Commission on November 12, 2015, File No. 333-173105).

4.2	Fourth Amended and Restated By-laws of Affinion Group Holdings, Inc., adopted on November 9, 2015 (incorporated by reference to Exhibit 3.2 to Affinion Group Holdings, Inc.’s Current Report on Form 8-K filed with the Commission on November 12, 2015, File No. 333-173105).

4.3*#	Affinion Group Holdings, Inc. 2015 Equity Incentive Plan, dated as of November 9, 2015.

4.4#	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.53 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 10, 2016, File No. 333-133895).

4.5#	Form of Restricted Stock Unit Agreement for Directors under the Affinion Group Holdings, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the Commission on April 28, 2016, File No. 333-133895).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm to Affinion Group Holdings, Inc.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on October 27, 2016.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Todd H. Siegel
	Name:	Todd H. Siegel
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Todd H. Siegel and Gregory S. Miller, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Instruction E of Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ Todd H. Siegel Todd H. Siegel	Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2016

/s/ Gregory S. Miller Gregory S. Miller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 27, 2016

/s/ Lori A. Tansley Lori A. Tansley	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 27, 2016

/s/ L. Spencer Wells	Director	October 27, 2016
L. Spencer Wells

/s/ Rick P. Frier	Director	October 27, 2016
Rick P. Frier

/s/ David L. Resnick	Director	October 27, 2016
David L. Resnick

/s/ Skip Victor	Director	October 27, 2016
Skip Victor

/s/ Mark R. Vondrasek	Director	October 27, 2016
Mark R. Vondrasek

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Fourth Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc., filed in the State of Delaware on November 9, 2015 (incorporated by reference to Exhibit 3.1 to Affinion Group Holdings, Inc.’s Current Report on Form 8-K, filed with the Commission on November 12, 2015, File No. 333-173105).

4.2	Fourth Amended and Restated By-laws of Affinion Group Holdings, Inc., adopted on November 9, 2015 (incorporated by reference to Exhibit 3.2 to Affinion Group Holdings, Inc.’s Current Report on Form 8-K, filed with the Commission on November 12, 2015, File No. 333-173105).

4.3*#	Affinion Group Holdings, Inc. 2015 Equity Incentive Plan, dated as of November 9, 2015.

4.4#	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.53 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on March 10, 2016, File No. 333-133895).

4.5#	Form of Restricted Stock Unit Agreement for Directors under the Affinion Group Holdings, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the Commission on April 28, 2016, File No. 333-133895).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm to Affinion Group Holdings, Inc.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.